Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to

the incorporation by reference in the registration statement (No. 333-259827)

on Form S-3 and the registration
statements (Nos. 2-50327, 2-53523, 2-95574, 33-27628,

33-32059, 333-32509, 333-90012, 333-139997, 333-163849, 333-179622,
333-215259, 333-222589 and 333-267687)

on Form S-8 of our report dated June 28, 2023, with respect to the consolidated balance
sheets as of May 28, 2023 and May 29, 2022, the related consolidated statements of earnings,

comprehensive income, total equity and
redeemable interest, and cash flows for each of the years in the three-year period ended May 28, 2023, and the related notes and
financial statement schedule II, of General Mills, Inc. and subsidiaries, which report appears in the May 28, 2023 annual report on
Form 10-K and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Minneapolis, Minnesota
June 28, 2023